UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2007

VIVID LEARNING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116255	42-1623500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5728 Bedford Street Pasco, Washington 99301
(Address of principal executive offices) (Zip code)
(509) 545-1800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)
On September 18, 2007, Sandra I. Muller stepped down from the position of the Company’s Chief Executive Officer, effective immediately. Ms. Muller will continue in the role of outside general counsel to the Company.

(c)(1)	Effective September 18, 2007, Matthew Hammer has been designated as the Company’s President and Chief Executive Officer.

(c)(2)
Mr. Hammer is 42 years old. In 1988, Mr. Hammer received a BA degree in Marketing and Business Administration from Washington State University. Mr. Hammer has 14 years of technology-based communications experience with emphasis in marketing, strategic partnerships, and business development. Mr. Hammer co-founded ImageWorks Media Group in 1994 and was President of the firm until its acquisition by Vivid Learning Systems, Inc. in 2004. Mr. Hammer holds 50,091 shares of the Registrant.

(c)(3)	The material terms of the employment agreement between the Company and Mr. Hammer are:

•	Base salary of $125,000 per annum
•
The initial term of this Agreement shall be for a period of one (1) year and, thereafter, automatically renew, annually, for successive one (1) year terms unless either party gives the other party a written non-renewal notice at least thirty (30) days prior to the end of any one (1) year term, or the Agreement is terminated by either party.

•
The severance provisions for conduct not constituting termination by the Board of the Agreement for “Just Cause” include the obligation of the Company to continue to pay Mr. Hammer his salary to the end of the term (including any renewal thereof) or for a period of six months, whichever is greater.

•	The Share Purchase Agreement dated May 25, 2004 between the Company and Mr. Hammer is unaffected by this Agreement and shall remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVID LEARNING SYSTEMS, INC.
Date: September 19, 2007	By:	/s/ Robert M. Blodgett
	Name:	Robert M. Blodgett
	Title:	Chief Financial Officer